Exhibit(j)


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the references to our firm under the captions "Financial Highlights" for Scudder U.S. Government Securities Fund in the Taxable Income I Prospectus and the Class I Shares Supplement to the Prospectus for Scudder U.S. Government Securities Fund and "Independent Auditors and Reports to Shareholders," and "Financial Statements" in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 35 to the Registration Statement (Form N-1A, No. 2-57937) of our report dated December 23, 2002 on the financial statements and financial highlights of Scudder High Income Fund included in the Annual Report dated October 31, 2002.


                                                               ERNST & YOUNG LLP

Boston, Massachusetts
January 27, 2003